Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7004

SUNLINK HEALTH SYSTEMS ANNOUNCES COMPLETION OF THE

SALE OF ASSETS OF CALLAWAY COMMUNITY HOSPITAL

Atlanta, Georgia (January 5, 2015) – SunLink Health Systems, Inc. (NYSE MKT: SSY) today announced the completion of the sale of assets of its Callaway Community hospital in Fulton, MO.

Robert M. Thornton, Jr., chairman and chief executive officer of SunLink commented, “This sale furthers several of our key corporate and operational objectives and, we believe, will benefit SunLink and our shareholders.”

The sale of the assets of Callaway Community hospital for approximately $6 million less estimated sale expenses results in a pre-tax loss from discontinued operations of approximately $300,000. SunLink said net proceeds from the sale of approximately $900,000, after the repayment of hospital mortgage debt of approximately $5 million, will be used for general corporate purposes.

SunLink Health Systems, Inc. is the parent company of subsidiaries that operate hospitals and related healthcare businesses in the Southeast, and a specialty pharmacy company in Louisiana. Each hospital is the only hospital in its community and is operated locally with a strategy of linking patients’ needs with dedicated physicians and healthcare professionals to deliver quality efficient medical care. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release may contain certain statements of a forward-looking nature. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.